Exhibit 99.2

ANSYS, INC. THIRD QUARTER and YTD 2015

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

November 5, 2015

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement. These remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q3 and YTD 2015 results in advance of our quarterly conference call. As previously announced, the conference call will begin today, November 5, 2015, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on events & presentations, then webcasts. The call can also be heard by dialing (866) 652-5200 (US) or (412) 317-6060 (International) at least five minutes prior to the call and referencing conference code 10069342. A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US), (855) 669-9658 (Canada) or (412) 317-0088 (International) and referencing the access code 10074596.

Non-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document as well as in our Q3 2015 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

THIRD QUARTER 2015 OVERVIEW

The third quarter results reflect our continued focus on execution to capture the business opportunity that exists, the strength of our business model and our dedication to delivering on our commitments. We reported non-GAAP revenue of $238.2 million, a 9% increase in constant currency (1% reported). We delivered non-GAAP earnings per share of $0.90, a 1% increase over the third quarter of 2014 and above the high end of the guidance range. The third quarter results were driven by top line, double-digit, constant currency growth in North America, Germany, Japan and India, and partially offset by weakness in the UK, France, South Korea and Taiwan. The key financial metrics of the business, which will be further discussed below, were in line with or better than management’s Q3 2015 outlook and continued to demonstrate solid financial performance with the fundamentals of the business model remaining intact.

Q3 Notable Highlights:

•	We experienced growth in all of our major product lines and continued to expand our relationships with customers across a broad array of industries. This is reflected in constant currency growth of 10% in perpetual revenue and 4% in lease revenue in Q3 2015 as compared to last year’s Q3.

•	Equally as important, our maintenance revenue grew 12% in constant currency over Q3 2014 and our recurring revenue base continued to be very strong at 72% and 73% of Q3 and 2015 year-to-date revenues, respectively. There was continued progress in portfolio sales efforts and customer engagement activities to continue building the global pipeline for Q4 and beyond.

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•	During Q3 2015, we had 18 customers with orders in excess of $1 million, including one customer with orders in excess of $10 million. This compares to 22 customers with orders in excess of $1 million in Q3 2014. On a YTD basis, we have had 85 customers with total cumulative orders in excess of $1 million. This is in line with 85 customers with cumulative orders in excess of $1 million during the comparative YTD period in 2014.

•	Our direct and indirect businesses provided 76% and 24%, respectively, of total third quarter and YTD revenue.

•	The non-GAAP operating margin for the third quarter was 48.0%, at the high end of our expected range. The strong margin performance was driven by a combination of 9% constant currency revenue growth as well as our ongoing discipline around spending. As we have discussed on the last several earnings calls, we have been and will continue to make changes in our organization and strategic approach to the market. This will include investments across many elements of our business.

•	On September 2, 2015, ANSYS announced it had acquired substantially all of the assets of Delcross Technologies, a premier developer of computational electromagnetic simulation and radio frequency system analysis software. The acquisition will enable ANSYS users to understand how antennas interact within their operating environments and how this behavior affects the system's overall ability to transmit and receive data without interference.

Driven by development for the Internet of Things, antennas are becoming increasingly pervasive across industries and products. Autonomous vehicles, smart metering, drones, bio-sensors and wearable electronics are just a few examples of products that now use one or more antennas and wireless systems to provide such services as voice, data communications, sensing and navigation. But these antennas and other electronic components can disrupt the operation of devices, a phenomenon known as electromagnetic interference, or EMI. Delcross' solutions identify and help mitigate EMI issues.

•	Consistent with our commitment to return value to our stockholders, during the third quarter we repurchased 1.25 million shares of common stock at an average cost of $91.23/share for a total cost of $114.0 million. For the first nine months of 2015, we repurchased a total of 2.79 million shares at an average cost of $86.92/share for a total cost of $242.7 million. As of September 30, 2015, approximately 3.1 million shares remained available for repurchase under the Company’s authorized stock repurchase program.

•	On September 9, 2015, ANSYS and Cray Inc., working in conjunction with two supercomputing centers, announced they had smashed the previous simulation world record by scaling ANSYS® Fluent® to 129,000 compute cores – enabling organizations to spur innovation by creating complete virtual prototypes of their products. ANSYS achieved these breakthroughs by working with the National Center for Supercomputing Applications (NCSA) and the National Energy Research Scientific Computing Center (NERSC).

Less than a year ago, ANSYS announced Fluent had scaled to 36,000 cores with the help of NCSA. While the nearly 4x increase over the previous record is significant, it tells only part of the story. ANSYS has broadened the scope of simulations, allowing for applicability to a much broader set of real-world problems and products than any other company offers. The calculations were run on a Cray® XC30™ supercomputer running at 90 percent efficiency – which is unprecedented in its scale and efficiency for parallel processing. Few software packages achieve greater than 75 percent efficiency.

•	GE Partnership Announcement: On September 29, 2015, ANSYS announced that it joined GE's Digital Predix early adopter program. This move combines the power of the leading engineering simulation platform with the first and only industrial cloud offering for industrial data and analytics, GE's Predix cloud platform. GE's Predix Industrial Internet platform is the world's only industrial cloud offering designed specifically for industrial data and analytics across such industries as aviation, transportation, oil and gas, and healthcare. Organizations use this platform to create innovative Industrial Internet applications that turn real-time operational data into insight for better and faster decision making while maximizing machine efficiency.

Engineering simulation software has traditionally been used in the design phase, and almost every innovative product in the market today has benefited from it. With the Internet of Things, simulation is becoming even more essential as advanced products now combine mechanical, fluid, electronics and embedded software. A complete systems level model is now necessary to benchmark operational field data analytics with simulated system performance. This collaboration with industry visionary GE will demonstrate the benefits of extending the engineering simulation to the full product lifecycle from initial design to operation and maintenance and back again to design of the next-generation machines.

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Connecting ANSYS's industry-leading portfolio of engineering simulation software to the data and analytics platform of GE's Predix Industrial Internet platform will help companies analyze the performance of smart machines in real-world operating conditions – and make confident predictions that were previously mere speculation. Physics-based simulation with big data analytics and industrial devices augmented with embedded intelligence can reduce risk, avoid unplanned downtime and speed up new product development.

The resulting efficiency and productivity gains will have a dramatic effect on organizations' bottom lines as well as on the global economy in general. GE estimates that Industrial Internet technologies will help drive hundreds of billions of dollars of savings over 15 years.

•	Total headcount on September 30, 2015 was approximately 2,760, comparable to headcount of 2,750 at June 30, 2015.

DEFERRED REVENUE & BACKLOG

The Company’s deferred revenue and backlog are as follows:

(in thousands)	September 30, 2015	June 30, 2015	September 30, 2014	June 30, 2014
Current Deferred Revenue	$319,705	$337,420	$301,026	$334,370
Current Backlog	43,701	63,350	46,213	37,895
Total Current Deferred Revenue and Backlog	$363,406	$400,770	$347,239	$372,265

Long-Term Deferred Revenue	$14,480	$10,847	$13,292	$10,513
Long-Term Backlog	58,315	62,392	72,930	57,526
Total Long-Term Deferred Revenue and Backlog	$72,795	$73,239	$86,222	$68,039

Total Deferred Revenue and Backlog	$436,201	$474,009	$433,461	$440,304

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The impact of this adjustment on GAAP revenue was $0.4 million and $1.4 million for Q3 2015 and YTD 2015, respectively. The expected impact of this adjustment on GAAP revenue is $0.3 million for Q4 2015 and $0.2 million for FY 2016.

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REVENUE

	ANSYS, Inc.
	Q3 2015 vs. Q3 2014 REVENUE COMPARISON
	(Unaudited)
($ in thousands)			Non-GAAP Revenue			Q3 15 vs. Q3 14 % Growth
	Q3 2015	% of Total	Q3 2014	% of Total	Q3 15 vs. Q3 14 % Growth	In Constant Currency

Total Lease	$78,664	33.0%	$80,965	34.4%	-2.8%	4.0%

Total Perpetual	$61,824	26.0%	$59,797	25.4%	3.4%	10.3%

Total Maintenance	$92,068	38.6%	$89,187	37.9%	3.2%	11.9%

Total Service	$5,663	2.4%	$5,579	2.4%	1.5%	9.1%

Total Q3:	$238,219		$235,528		1.1%	8.7%

	ANSYS, Inc.
	Q3 2015 YTD vs. Q3 2014 YTD REVENUE COMPARISON
	(Unaudited)
($ in thousands)			Non-GAAP Revenue			Q3 YTD 15 vs Q3 YTD 14 % Growth
	Q3 YTD 2015	% of Total	Q3 YTD 2014	% of Total	Q3 YTD 15 vs. Q3 YTD 14 % Growth	In Constant Currency

Total Lease	$235,190	34.0%	$239,816	35.0%	-1.9%	5.1%

Total Perpetual	$171,349	24.7%	$169,865	24.8%	0.9%	8.4%

Total Maintenance	$269,963	39.0%	$259,155	37.8%	4.2%	12.5%

Total Service	$15,969	2.3%	$17,117	2.5%	-6.7%	1.9%

Total Q3:	$692,471		$685,953		1.0%	8.6%

In constant currency, total Q3 2015 combined non-GAAP revenue increased 9% over Q3 2014. Our maintenance business continued to show double-digit growth, with our overall renewal rates remaining strong. In constant currency, our license revenue growth for the third quarter and YTD was 7% and 6%, respectively.

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GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.

Q3 2015 vs. Q3 2014 GEOGRAPHIC COMPARISON

(Unaudited)

($ in thousands)			Non-GAAP Revenue			Q3 15 vs. Q3 14 % Growth
	Q3 2015	% of Total	Q3 2014	% of Total	Q3 15 vs. Q3 14 % Growth	In Constant Currency
North America	$96,802	40.6%	$85,545	36.3%	13.2%	13.7%

Germany	$23,496	9.9%	$23,927	10.2%	-1.8%	14.8%
United Kingdom	$9,553	4.0%	$11,150	4.7%	-14.3%	-7.6%
Other Europe	$38,470	16.1%	$42,196	17.9%	-8.8%	6.3%
Total Europe	$71,519	30.0%	$77,273	32.8%	-7.4%	6.9%

Japan	$25,007	10.5%	$26,037	11.1%	-4.0%	12.6%
Other Gen. Int'l Area	$44,891	18.8%	$46,673	19.8%	-3.8%	0.4%
Total Gen. Int'l Area	$69,898	29.3%	$72,710	30.9%	-3.9%	4.8%

Total Q3:	$238,219		$235,528		1.1%	8.7%

Q3 2015 YTD vs. Q3 2014 YTD GEOGRAPHIC COMPARISON

(Unaudited)

			Non-GAAP Revenue			Q3 YTD 15 vs. Q3 YTD 14 % Growth
	Q3 YTD 2015	% of Total	Q3 YTD 2014	% of Total	Q3 YTD 15 vs. Q3 YTD 14 % Growth	In Constant Currency
North America	$272,581	39.4%	$244,544	35.7%	11.5%	11.9%

Germany	$69,134	10.0%	$73,547	10.7%	-6.0%	11.5%
United Kingdom	$28,629	4.1%	$31,322	4.6%	-8.6%	-0.7%
Other Europe	$114,349	16.5%	$128,334	18.7%	-10.9%	4.7%
Total Europe	$212,112	30.6%	$233,203	34.0%	-9.0%	6.1%

Japan	$77,653	11.2%	$83,168	12.1%	-6.6%	8.7%
Other Gen. Int'l Area	$130,125	18.8%	$125,038	18.2%	4.1%	6.8%
Total Gen. Int'l Area	$207,778	30.0%	$208,206	30.4%	-0.2%	7.6%

Total Q3 YTD:	$692,471		$685,953		1.0%	8.6%

North America revenue grew 14% and 12% in constant currency for Q3 2015 and YTD 2015, respectively. The growth rates were positively impacted by several larger transactions in Q3 2015 that had strong new business components, including one significant deal that included $9 million in new business.   Except for the energy and industrial equipment industries, North America led the way for ANSYS performance in Q3. Of particular note is the outstanding performance of the electronics and high-tech segment. The market-unique solution that ANSYS offers for a complete chip-package-system workflow, backed up by a broad solution portfolio and coupled with increasing market investments to support the Internet of Things trend resulted in a number of significant business deals in the industry. Outside of high-tech, strong performance was observed in aerospace and defense, as well as automotive, as companies continue to rely on ANSYS technology to meet the needs of energy and fuel efficiency, safety and comfort, and the delivery of more innovative products in a more cost-effective way in the face of evolving competition and customer requirements. The continuing low oil price is impacting ANSYS revenues in North American energy companies as they hold back on investment, reduce workforce and consider consolidation and realignment in the face of the new economic reality. This has also impacted the industrial equipment suppliers to the oil and gas industry and consequently ANSYS associated revenues. In healthcare, a milestone in guidance from Congress to the FDA and medical device community included language to encourage greater use of in silico methods to accelerate medical device innovation, which bodes well for ANSYS in this industry. Healthcare industry market leaders continued to invest in ANSYS solutions throughout the quarter but broader uptake was sluggish, in large part due to a macro economic downturn in the healthcare technology industry, particularly medical devices.

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Europe continued to show progress and overall revenue growth, albeit with mixed results and pockets of lingering economic and geo-political issues. Europe as a whole, delivered 7% and 6% constant currency revenue growth for Q3 and YTD 2015, respectively. Germany, which continued to lead the region, delivered double-digit, constant currency revenue growth of 15% for Q3. We saw growth and steady progress in countries such as Italy, Switzerland, Spain and the Netherlands. However, our performance in Europe continued to be adversely impacted in the third quarter as a result of weakness in markets such as the UK, France, Sweden and Russia. Additionally, channel partner weakness in new business production and a cautious spending environment continued to contribute to lower than planned revenue performance in Europe.  Sales hiring and continued pipeline building continue to be major areas of focus in Europe. Qualitatively, the ANSYS industry performance trends for the quarter were similar to those described for North America. However, the impact of the low oil price has been felt less in ANSYS revenues in the energy industry, as reductions in oil and gas revenue in the UK and Nordic were more than offset by gains elsewhere in off-shore renewables, nuclear and power generation. It is not anticipated that the recent emissions scandal will adversely impact ANSYS, but in fact this highlights the increasing difficulty companies are facing to meet regulatory standards and overall will tend to increase the reliance on simulation-based approaches as they struggle to deal with these challenges.

The results in our General International Area (GIA) continued to demonstrate measurable progress in Japan, our largest international market, which delivered 13% revenue growth in constant currency in Q3. India also contributed double-digit growth in the quarter.  Overall, the region delivered constant currency growth of 5% for Q3 and 8% for YTD 2015. The Q3 growth was adversely impacted by declines in our business in South Korea, Taiwan and Brazil.  Additionally, as we have previously mentioned, business momentum in the Chinese state-owned enterprises has been notably slower throughout Q3 and YTD 2015. Performance in this geography ran counter to that observed in North America and Europe. In the high-tech and electronics industries, revenues grew but at a slower pace than other regions, as intra- and inter-region competition impacted the performance of major companies. In the automotive industry, the Chinese economic situation impacted the off-road segment negatively. The energy segment performed relatively well due to ANSYS having a lower reliance on oil and gas revenues in this region and being buoyed by increased investments in renewables and nuclear. In the industrial equipment industry, continued focus on power generation also had a positive impact. Our primary focus throughout the remainder of 2015 will be on improving direct sales execution and the new business production of our channel partner network.

TECHNOLOGY UPDATES

On August 11, 2015, ANSYS® 16.2 was released with the latest advances in systems engineering technology. With 16.2, engineers can now create virtual prototypes of complete systems, enabling them to make significant strides in innovation and to unleash next-generation products within their industries.

➢	As products – from automobiles to smartphones to wearable technology – become more complex and development times continue to shrink, the need to simulate whole systems grows. Through simulation, engineers can take full advantage of the growing number of opportunities presented by the rapid innovation of materials, electronics and processes. While some manufacturers have optimized the design of components or smaller sub-systems, until the release of 16.2, no comprehensive solution has existed for simulating complete systems. The complexity within systems arises from the challenges of connecting the individual pieces to ensure they work together as designed. By developing complete virtual prototypes, leading companies can jump-start their innovation and leapfrog the competition.
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➢	Part of this new simulation approach is made possible by enhancements to ANSYS® Simplorer®, a comprehensive platform for multidisciplinary systems modeling. In this new release, Simplorer can now assemble and simulate electrical, electronic, thermo-fluid, mechanical and embedded software components. The methodology offers advanced 3-D precision when needed, as well as reduced-order modeling for verifying multi-domain system performance interaction.
➢	ANSYS 16.2 offers significant advancements in systems engineering through ANSYS® AIM®, the first integrated and comprehensive multiphysics simulation environment designed for engineers, which was introduced earlier this year. AIM has rapidly developed and ANSYS 16.2 represents its next step forward. Among the many new multiphysics and systems capabilities are heat transfer and thermal-stress, gas flows, and structural deformation and stress. AIM makes all of these simulation applications available to experts within one physics domain, as well as to product designers who need to span multiple domains, making simulation more broadly applicable across different engineering disciplines.
➢	Customization Is Critical in Systems Engineering:
o	Due to the complexity of systems engineering, workflow and automation are critical. ANSYS 16.2 automates the overall approach to developing embedded software systems for avionics. A new systems development product, ANSYS® SCADE System Avionics Package™, simplifies systems design capabilities for the aerospace and defense industries. It delivers out-of-the-box templates for design systems that are compliant with standard avionics protocols and operating systems.
o	To accommodate the needs of a wide variety of industries that require more customized workflows, ANSYS has added new capabilities in the Workbench platform and ANSYS Customization Toolkit (ACT) to customize simulation tools to accelerate the overall design process and workflows. ACT wizards provide customized simulation instructions and user interfaces to integrate any application in Workbench. These wizards span workflows across applications and guide the user through a single set of instructions.
o	Custom templates, as a part of the ACT enhancements, are also available in AIM to provide an authoring tool for highly automated and detailed simulation processes. These templates span the entire AIM workflow from geometry to results, as well as across all physics that may be a part of the simulation process. This critical capability enables multi-disciplinary teams to work effectively together and to deliver innovative advances across all disciplines of product design.

INCOME STATEMENT HIGHLIGHTS

Q3 2015 MARGINS AND OUTLOOK: The Company delivered solid performance in both revenue and expenses. A combination of top-line growth, coupled with disciplined spending, drove non-GAAP gross and operating margins of 89.1% and 48.0% for the quarter, and 88.5% and 47.5% for the first nine months of 2015.

Looking ahead into Q4 and FY 2015, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 88% - 89%, and a non-GAAP operating margin of 45% - 46% for Q4 2015 and 47% for FY 2015.

Our preliminary outlook for 2016 assumes a non-GAAP gross profit margin of 88% - 89% and a non-GAAP operating margin of approximately 47.5% - 48.0%.

Q3 2015 TAX RATE AND OUTLOOK: Our Q3 non-GAAP effective tax rate was 28.5% and our GAAP rate was 26.9%. Our YTD non-GAAP effective tax rate was 30.2% and the YTD GAAP rate was 28.8%. Looking ahead into Q4 2015, we are forecasting a non-GAAP effective tax rate of approximately 32.5% - 33.5%, excluding non-recurring or discrete items. The increase in the fourth quarter tax rate as compared to the first three quarters relates primarily to the expiration of tax benefits related to the restructuring of the Company’s Japan subsidiaries in 2010. The FY 2015 non-GAAP effective tax rate is expected to be approximately 31%.

Our preliminary outlook for 2016 assumes a non-GAAP effective tax rate of approximately 32% – 33%.

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BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $777 million as of September 30, 2015, of which 69% was held domestically.
•	Cash flows from operations were $77.8 million for the third quarter of 2015, as compared to $81.6 million in the third quarter of 2014. For the year-to-date, cash flows from operations were $258.3 million in 2015 as compared to $293.0 million in 2014. The decrease in operating cash flow during 2015 was primarily the result of the strengthening of the U.S. Dollar, as well as a $26.8 million tax refund in 2014 that did not recur in 2015.
  Consolidated net DSO was 37 days.
  Capital expenditures totaled $3.1 million for the third quarter and $10.8 million for the first nine months of 2015. We are currently planning for total capital expenditures in 2015 in the range of $15 - $20 million.

SHARE COUNT AND SHARE REPURCHASE

There were 91.6 million diluted shares outstanding in Q3. We repurchased 1,250,000 shares during the third quarter at an average price of $91.23 and for a total cost of $114.0 million. For the first nine months of 2015, we repurchased a total of 2,792,911 shares at an average cost of $86.92 and for a total cost of $242.7 million. We currently expect approximately 91.0 million diluted shares to be outstanding for Q4 2015 and approximately 91.5 – 91.7 million for FY 2015. Our initial outlook for FY 2016 assumes diluted shares outstanding of approximately 91.0 million for the full year.

STOCK-BASED COMPENSATION EXPENSE

($ in thousands)	Three Months Ended		Year-to-Date
	9/30/2015	9/30/2014	9/30/2015	9/30/2014
Cost of Sales:
Software Licenses	$174	$490	$549	$1,289
Maintenance & Service	$530	$549	$1,432	$1,587

Operating Expenses:
SG&A	$4,249	$4,520	$13,038	$12,766
R&D	$3,917	$4,394	$10,712	$11,941

Total Expense Before Taxes	$8,870	$9,953	$25,731	$27,583
Related Income Tax Benefits	(,725)	(,843)	$(8,454)	$(7,703)
Expense, Net of Taxes	$6,145	$7,110	$17,277	$19,880

CURRENCY

CURRENCY IMPACT COMPARED TO Q3 2014: Q3 2015 revenue and operating income were unfavorably impacted by currency fluctuations of $17.8 million and $11.5 million, respectively. The 2015 YTD revenue and operating income were unfavorably impacted by currency fluctuations of $52.6 million and $31.1 million, respectively.

CURRENCY OUTLOOK: As we saw in the Q3 and YTD 2015 reported results, we will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. In our current outlook, we are utilizing currency rate assumptions for Q4 as follows: Q4 average rates in the range of 1.09 - 1.12 for the Euro, 1.52 - 1.55 for the British Pound and 119 – 122 for the Japanese Yen. These assumptions translate to FY 2015 currency rate assumptions of 1.11 – 1.12 for the Euro, 1.53 for the British Pound and 120 – 121 for the Japanese Yen. These compare to the rates previously provided for FY 2015 of 1.10 – 1.12 for the Euro, 1.54 – 1.55 for the British Pound and 121 – 123 for the Japanese Yen.

Our initial outlook for FY 2016 assumes rates in the range of 1.09 – 1.12 for the Euro, 1.52 – 1.55 for the British Pound and 119 – 122 for the Japanese Yen.

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OUTLOOK

Q4 and FISCALYEAR 2015 UPDATED OUTLOOK*:

We are providing our fourth quarter guidance and updating our full year 2015 guidance. For Q4 2015, we are providing non-GAAP revenue guidance in the range of $252.0 - $260.0 million and GAAP revenue guidance in the range of $251.7 - $259.7 million; non-GAAP diluted EPS in the range of $0.83 - $0.88 and GAAP diluted EPS in the range of $0.66 - $0.73. We are revising our previous outlook for the full year of 2015. As a result of factoring in our third quarter results and our guidance for the fourth quarter, our outlook for FY 2015 non-GAAP revenue is in the range of $944.5 - $952.5 million, and our outlook for GAAP revenue is in the range of $942.8 - $950.8 million. Our non-GAAP diluted EPS outlook for FY 2015 is $3.35 - $3.40 and we expect GAAP diluted EPS in the range of $2.67 - $2.74.

*The Company’s fourth quarter revenue and earnings per share guidance is lower than that implied in the financial guidance last provided by the Company on August 5, 2015. The reduction in revenue guidance is primarily the result of an increased softening in the Company’s Asia-Pacific business, most notably in South Korea and pockets of business in China, as well as a shift in North America business in Q4 toward a higher proportion of time-based licenses and other sales that will be recognized ratably over future periods. The softening in the Asia-Pac business disproportionately impacts the current period’s revenue as a result of the higher proportion of perpetual licenses sold in that region. The reduction in the Company’s earnings per share guidance is primarily related to the reduced revenue outlook.

FISCALYEAR 2016 PRELIMINARY OUTLOOK:

We are providing a preliminary non-GAAP and GAAP revenue outlook in the range of $1.01 billion - $1.05 billion. Initially, our non-GAAP diluted EPS outlook for 2016 is $3.58 - $3.76 and our GAAP diluted EPS outlook is in the range of $2.91 - $3.14.

This preliminary outlook factors in some shifts in the preference for time-based licenses and sales that will be recognized ratably over future periods, the continuation of a similar economic and geo-political climate, share repurchase activity that results in no overall increase in the share count, planned increases in sales capacity and other headcount additions, and our current visibility around sales pipelines and forecasts. However, as we have repeatedly noted, there are many things that we have no control over, such as the macro-economic environment, government regulations and tax policies, and currency volatility. We do have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and world-class customers throughout the globe. These fundamental strengths, coupled with the dedication and hard work of our 2,760 employees, give us the confidence to weather the short-term volatility and to look forward to all of the long-term opportunities that lie ahead.

CLOSING COMMENTS

As we finish 2015 and enter into 2016, the company will continue to focus on execution and technological differentiation. Customer acceptance of our long-term vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe.

RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the fourth quarter of 2015, FY 2015, FY 2016 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2014, filed on February 26, 2015.

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RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(Unaudited)

(in thousands, except percentages and per share data)

	Three Months Ended
	September 30, 2015				September 30, 2014
	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$237,840	$379	(1)	$238,219	$234,000	$1,528	(4)	$235,528
Operating income	90,183	24,257	(2)	114,440	90,808	27,794	(5)	118,602
Operating profit margin	37.9%			48.0%	38.8%			50.4%
Net income	$66,033	$15,978	(3)	$82,011	$65,479	$18,176	(6)	$83,655
Earnings per share – diluted:
Diluted earnings per share	$0.72			$0.90	$0.70			$0.89

Weighted average shares - diluted	91,593			91,593	93,905			93,905

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)	Amount represents $14.7 million of amortization expense associated with intangible assets acquired in business combinations, $8.9 million of stock-based compensation expense, the $0.4 million adjustment to revenue as reflected in (1) above and $0.3 million of transaction expenses related to business combinations.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $8.3 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)	Amount represents $16.3 million of amortization expense associated with intangible assets acquired in business combinations, $10.0 million of stock-based compensation expense and the $1.5 million adjustment to revenue as reflected in (4) above.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $9.6 million.

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ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(Unaudited)

(in thousands, except percentages and per share data)

	Nine Months Ended
	September 30, 2015				September 30, 2014
	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$691,106	$1,365	(1)	$692,471	$681,646	$4,307	(4)	$685,953
Operating income	256,736	71,885	(2)	328,621	253,402	78,430	(5)	331,832
Operating profit margin	37.1%			47.5%	37.2%			48.4%
Net income	$184,500	$46,458	(3)	$230,958	$185,057	$52,063	(6)	$237,120
Earnings per share – diluted:
Diluted earnings per share	$2.01			$2.52	$1.96			$2.51

Weighted average shares - diluted	91,820			91,820	94,397			94,397

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)	Amount represents $44.0 million of amortization expense associated with intangible assets acquired in business combinations, $25.7 million of stock-based compensation expense, the $1.4 million adjustment to revenue as reflected in (1) above and $0.8 million of transaction expenses related to business combinations.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $25.4 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)	Amount represents $45.6 million of amortization expense associated with intangible assets acquired in business combinations, $27.6 million of stock-based compensation expense, the $4.3 million adjustment to revenue as reflected in (4) above and $1.0 million of transaction expenses related to business combinations.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $26.4 million.

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USE OF NON-GAAP MEASURES

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

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Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure

Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

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